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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

MARINE JET TECHNOLOGY CORP.
 (Exact name of registrant as specified in charter.)

NEVADA	88-0450923
(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification Number)

4805 158 Court NE
Redmond, WA 98052
(425) 869-2723
 (Address and telephone of executive offices, including zip code.)

MARINE JET TECHNOLOGY CORP.
2004 NONQUALIFIED STOCK OPTION PLAN

Jeff Jordan
4805 158 Court NE
Redmond, WA 98052
(425) 869-2723
 (Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed	Proposed Maximum
of Securities to be	Amount to be	Maximum Offering	Aggregate Offering	Amount of
Registered	Registered	Price per Unit/Share	Price [1]	Registration Fee [1]

Common Shares,	5,000,000	$0.105	$525,000	$100.00
$0.001 par value,
issuable upon
exercise of stock
options by Grantees

Totals	5,000,000	$0.105	$525,000	$100.00

[1]   Based upon the mean between the closing bid and ask prices for common shares on July 1, 2004, in accordance with Rule 457(c).

PART II.   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference into this Registration Statement, and made apart hereof:

(a)   The registrant's annual report on Form 10-KSB, for the fiscal year ended December 31, 2003.

(b)   All other reports filed pursuant to section 13 of the Securities Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

ITEM 4.   DESCRIPTION OF SECURITIES.

Common Stock.

Our common stock consists of 45,000,000 authorized shares with a par value of $0.001 per share.

As of July 1, 2004, there were 20,782,570 shares of common stock issued and outstanding. 16,967,500 are restricted securities as that term is defined in Reg. 144 of the Securities Act of 1933, as amended, (the "Act") and 3,815,070 shares are freely tradeable without restriction or further registration under Act except for shares owned by existing "affiliates," which may be subject to the limitations of Reg. 144 promulgated under the Act.

In general, under Reg. 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of common stock or the average of the weekly trading volume of the common stock during the four calendar weeks prior to such sale. Sales under Reg. 144 require the filing of Form 144 with the Commission. If the shares of common stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Reg. 144 may have a depressive effect on the market price of our common stock.

All common shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company.

Upon liquidation, dissolution or winding up, our assets, after the payment of liabilities, will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any or our securities and have no right to require us to redeem or purchase their shares. The shares of common stock presently outstanding are fully paid and non-assessable.

Dividends

Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No cash dividend has been paid on the common stock since inception, and none is contemplated in the foreseeable future.

Preferred Stock

Our preferred stock consists of 5,000,000 authorized shares with a par value of $0.001 per shares. The board of directors is authorized to determine the terms of the preferred stock. Currently no preferred shares are outstanding.

Transfer Agent

Our stock transfer agent is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119. Its telephone number is (702) 361-3033.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes and certain provisions of the our Bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

ITEM 7.   EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.   EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrant's Form 10SB Registration Statement filed with the Securities and Exchange Commission, SEC file #000-31289 on August 8, 2000. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibit No.	Name and/or Identification of Exhibit
2.

Plan of acquisition, reorganization, arrangement, liquidation, or succession
(a)   Marine Jet Technology License Agreement
(b)   Amendment to Marine Jet Technology License Agreement of May 22, 2000
(c)   Second Amendment to Marine Jet Technology License Agreement of May 22, 2000
(d)   Proprietary Rights Agreement

[1]
3.

Articles of Incorporation & By-laws
(a)   Articles of Incorporation of the Company filed February 9, 2000
(b)   Amendment to the Articles of Incorporation filed December 5, 2000
(c)   Amendment to the Articles of Incorporation filed January 5, 2001
(d)   By-laws of the Company adopted February 12, 2000

[1]
10.	Material Contracts Office lease agreement.	[1]
16.	Letter on Change in Certifying Accountant (a) Letter from G. Brad Beckstead, CPA, dated August 7, 2002. (b) Letter from G. Brad Beckstead, CPA dated April 7, 2003.	[2] [3]
[1]	Previously filed with the SEC on October 31, 2001 and again on May 1, 2002, as an exhibit to the Company's Form 10-SB.
[2]	Previously filed with the SEC on September 13, 2002, as an exhibit to the Company's amended Form 10-SB.
[3]	Previously filed with the SEC on April 4, 2003, as an exhibit to the Company's amended Form 8-K/A.

The following exhibits are incorporated by reference from our Form 10-KSB for the period ending December 31, 2003.

Exhibit No.	Description
14.1	Code of Ethics
31.1	Certification of Principal Executive Officer and Principal Financial Officer pursuant to Rule 13a-14 and Rule 15d-14(a), promulgated under the Securities and Exchange Act of 1934, as amended.
32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Chief Executive Officer and Chief Financial Officer).
99.1	Audit Committee Charter
99.2	Disclosure Committee Charter

The following exhibits are filed with this Form S-8 registration statement.

Exhibit No.	Description

5.1	Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration Statement.
10.1	2004 Nonqualified Stock Option Plan.
23.1	Consent of Chavez & Koch, CPA's
23.2	Consent of Conrad C. Lysiak, Attorney at Law

ITEM 9.   UNDERTAKINGS.

The undersigned registrant hereby undertakes:

  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and, to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 8th day of July, 2004.

MARINE JET TECHNOLOGY CORP.

By:	/s/ Jeff Jordan
Jeff Jordan, President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and a member of the Board of Directors

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the Registrant and in the capacities.

Signatures	Title	Date

/s/ Jeff P. Jordan	President, Principal Executive Officer,	July 8, 2004
Jeff P. Jordan	Principal Financial Officer, Principal
Accounting Officer and a member of the
Board of Directors

/s/ Martha A. Jordan	Secretary and a member of the Board of	July 8, 2004
Martha A. Jordan	Directors

/s/ Wilbur Sebree	Member of the Board of Directors	July 8, 2004
Wilbur Sebree

_________________________	Member of the Board of Directors	July __, 2004
Marilyn J. Holt